Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement File No. 333-270129, File No. 333-146874, File No. 333-180393, File No. 333-190117, File No. 333-199095, File No. 333-202943, File No. 333-205136, File No. 333-211534, File No.333-220086, File No. 333-226940, File No. 333-231810, File No. 333-250124 and File No. 333-270129 on Forms S-8 and on File No. 333-227664 and File No. 333-239419 on Forms S-3 of Digital Ally, Inc. of our report dated March 31, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statement of Digital Ally, Inc. as of and for the years ended December 31, 2022 and 2021, which report is included in this Annual Report on Form 10-K of Digital Ally, Inc.

/s/ RBSM LLP

New York, NY

March 31, 2023